Exhibit 99.1

Reynolds American Inc. P.O. Box 2990 Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Bob Bannon (336) 741-3359	Media: Maura Payne (336) 741-6996 Steve Lipin, Brunswick Group (212) 333-3810	RAI 2016-30

Reynolds American board forms Transaction Committee

to evaluate proposal from British American Tobacco

WINSTON-SALEM, N.C. – Oct. 31, 2016 – The board of directors of Reynolds American Inc. (NYSE: RAI) has formed a Transaction Committee consisting of independent directors not designated by British American Tobacco p.l.c. (BAT) to evaluate the Oct. 20, 2016, non-binding proposal from BAT to acquire the shares of RAI common stock that BAT does not currently own.

The Transaction Committee has retained Weil, Gotshal & Manges LLP and Moore & Van Allen PLLC as legal counsel, and Goldman, Sachs & Co. as financial advisor to assist the Transaction Committee in its evaluation of BAT’s proposal.

In addition, RAI has retained Jones Day as legal counsel and J.P. Morgan Securities LLC and Lazard as financial advisors.

In light of the evaluation of BAT’s proposal, RAI has cancelled its investor day scheduled for Nov. 14, 2016.

Web and Social Media Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news, including our quarterly earnings, about RAI and its operating companies. RAI also uses Twitter to publicly disseminate company news via @RAI News. It is possible that the information we post could be deemed to be material information. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted, and to follow RAI on Twitter at @RAI News.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company is a marketer of digital vapor cigarettes, manufactured on its behalf by R.J. Reynolds, under the VUSE brand name in the United States.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

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